CONTACT:

David W. Fry	Van Negris & Company, Inc. (212) 759-0290
Senior Vice President, Treasurer	Van Negris / Lexi Terrero
and Chief Financial Officer
Flushing Financial Corporation	Broadgate Consulting (212) 493-6981
(718) 961-5400	Robert Cavosi

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS

2006 FOURTH QUARTER AND FULL YEAR RESULTS

LAKE SUCCESS, NY – January 30, 2007 - Flushing Financial Corporation (the “Company”) (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months and year ended December 31, 2006.

Net income for the fourth quarter ended December 31, 2006 was $5.0 million, a decrease of $0.7 million, or 12.2%, from the $5.7 million earned in the fourth quarter ended December 31, 2005. Diluted earnings per share for the fourth quarter was $0.25, a decrease of $0.07, or 21.9%, from the $0.32 earned in the comparable quarter a year ago.

Net income for the year ended December 31, 2006 was $21.6 million, a decrease of $1.9 million, or 8.1%, from the $23.5 million earned in the prior year. Diluted earnings per share for the year ended December 31, 2006 was $1.14, a decrease of $0.17, or 13.0% from the $1.31 earned in the prior year.

John R. Buran, President and Chief Executive Officer, stated: “The challenging interest rate environment we experienced for the past two years continued during the fourth quarter of 2006. The yield curve remained inverted during the fourth quarter, as short term rates remained above the level of longer term rates. As a result, competition for deposits in our market was once again extremely strong, resulting in our having to pay higher rates to obtain deposits.

“During 2006 we initiated several changes in our operating environment that will better prepare us for the evolution of our business environment and increase the long term value of our company.  These included the integration of the branches of  Atlantic Liberty Savings, F.A., the opening of one new branch and the construction of two additional branches, the hiring of a team of commercial bankers and the introduction of a separately branded internet bank—iGObanking.com.

“iGObanking.com went live on November 27, 2006. It is our expectation that our new internet banking division will help to lessen our long-standing dependency on wholesale borrowings, while giving us an excellent platform to establish a solid competitive presence in this new and important market. We are encouraged by the results to date, but note that the start-up phase in the fourth quarter for iGObanking.com necessitated additional costs for staffing and bringing it online.

“We are also excited about the opening on January 16, 2007 of our newest branch on Continental Avenue in Forest Hills, Queens, which will give us a strategic location in one of the more affluent areas of the Queens marketplace. We also will open another new branch in February 2007, on Roosevelt Avenue, Queens, which is the focal point of our expanded initiative to capture more of the Asian market in Flushing. Both branch openings required some early expenses in both the third and fourth quarters, as we finalized the building of the branches and began the hiring process.

“In addition to the expansion of branches and internet banking, expenses grew during the quarter due to several planned initiatives as part of our continuing evolution to a more ‘commercial-like’ institution. The hiring of experienced commercial lenders and operational staff, begun in the third quarter, has already shown palpable results as our commercial loan pipeline is $39 million in the fourth quarter and business banking deposits have also started to come in.

“As we look to control expenses, we froze the defined benefit employee pension plan as of September 30, 2006, replacing it with a defined contribution pension plan. This change in the pension plan is anticipated to reduce annual operating expenses by $0.4 million beginning in 2007.

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Flushing Financial Corporation

January 30, 2007

Page Two

“While we continue to deal with increasing funding costs, the company did achieve some high-water marks during the quarter:

•	Loan originations exceeded the prior year’s comparable quarter by $67.7 million, increasing to $180.7 million.
•	Our loan pipeline is the highest ever at $291.9 million.
•	Yields on newly originated mortgage loans were once again at levels not achieved since the quarter ended December 31, 2002.
•	The loan portfolio yield of 6.87% for the fourth quarter is the highest since the quarter ended December 31, 2004.

“Assets grew 20.5% to $2,836.5 million during the year, and we plan continued growth through our strategy of appealing to the multi-ethnic marketplace of businesses and consumers that characterize our markets. As part of this strategy, we have established an Asian Advisory Board, which consists of many prominent leaders from the community, to broaden the Bank’s link to the community, provide guidance on a number of future events, and foster awareness of the Bank’s active role in the Asian community. We continue to be alert to opportunities to repurchase shares, and bought back 374,600 shares during the year, at an average price of $16.68. Our capital position remains strong and affords us the opportunity to continue to grow and repurchase more common shares as opportunities dictate.

“As we approached 2006 we made some very conscious investment decisions that would move us toward our goal of improving long term shareholder value.  These investments brought on additional expense and have not as yet contributed to the bottom line. However, there are already signs of future success:

•	Our branch on Bell Boulevard is ahead of target.
•	Our commercial lending effort resulted in $17 million in closed loans, a pipeline of $39 million, and a solid beginning toward building a more ‘commercial-like’ bank.
•	Our launch of iGObanking.com has already enhanced our deposit gathering process.

While working these initiatives we have not neglected our strong real-estate businesses and our focus on the multicultural markets in our footprint.  We have enjoyed sustained growth in our real estate portfolios and continued strength in ethnic markets.”

Earnings Summary - Three Months Ended December 31, 2006

Net interest income for the three months ended December 31, 2006 was $16.9 million, a decrease of $0.1 million, or 0.8% from $17.0 million for the three months ended December 31, 2005. An increase in the average balance of interest-earning assets of $405.8 million, to $2,619.2 million, was offset by a decrease in the net interest spread of 53 basis points to 2.33% for the quarter ended December 31, 2006 from 2.86% for the comparable period in 2005. The yield on interest-earning assets increased 24 basis points to 6.59% for the three months ended December 31, 2006 from 6.35% in the three months ended December 31, 2005. However, this was more than offset by an increase in the cost of funds of 77 basis points to 4.26% for the three months ended December 31, 2006 from 3.49% for the comparable prior year period.

The increase in the yield of interest-earning assets is primarily due to an increase of $425.0 million in the average balance of the higher-yielding loan portfolio to $2,273.6 million, combined with a $16.3 million decrease in the average balance of the lower-yielding securities portfolios. The yield on the mortgage loan portfolio increased 10 basis points to 6.85% for the three months ended December 31, 2006 from 6.75% for the three months ended December 31, 2005. This increase is due to the average rate on new mortgage loans originated during the year ended December 31, 2006 being above the average rate on both the loan portfolio and loans that were paid-in-full during the period. The average note rate on mortgage loans originated in the current quarter was 7.45%. In an effort to increase the yield on interest-earning assets, we continued to fund a portion of the growth in the higher-yielding mortgage loan portfolio through repayments received from the lower-yielding securities portfolio. The yield on the mortgage loan portfolio, excluding prepayment penalty income, increased 3 basis points for the three months ended December 31, 2006 compared to the three months ended September 30, 2006.

The increase in the cost of interest-bearing liabilities is primarily attributed to the Federal Reserve having raised the overnight interest rate at seventeen consecutive meetings through June 30, 2006. Although the overnight rate remained at 5.25% for both the third and fourth quarters of 2006, the prior increases have resulted in an increase in our cost of funds. Certificate of deposits, savings accounts and money market accounts increased 96 basis points, 24 basis points and 165 basis points, respectively, for the three months ended December 31, 2006 compared to the three months ended December 31, 2005, resulting in an increase in the cost of due to depositors of 103 basis points for the three months ended December 31, 2006 compared to the three months ended December 31, 2005. In addition, the cost of borrowed funds increased 37 basis points to 4.89% for the three months ended December 31, 2006 compared to 4.52% for the three months ended December 31, 2005.

The net interest margin decreased 50 basis points to 2.58% for the three months ended December 31, 2006 from 3.08% for the three months ended December 31, 2005. Excluding prepayment penalty income, the net interest margin would have been 2.46% and 2.89% for the three month periods ended December 31, 2006 and 2005, respectively.

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Flushing Financial Corporation

January 30, 2007

Page Three

Non-interest income increased $1.4 million, or 121.4%, for the three months ended December 31, 2006 to $2.6 million, as compared to $1.2 million for the quarter ended December 31, 2005. This was attributed to increases of: $0.3 million from loan fees, $0.1 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock, $0.2 million in BOLI dividends and $0.6 million due to last year’s loss on the sale of securities due to a restructuring of the portfolio.

Non-interest expense was $11.7 million for the three months ended December 31, 2006, an increase of $2.9 million, or 32.5%, from $8.9 million for the three months ended December 31, 2005. The increase from the comparable prior year period is primarily attributed to increases of: $1.5 million in employee salary and benefit expenses related to additional employees for new branches, the business banking initiative and the internet banking division, and the expensing of stock options, $0.4 million in occupancy and equipment costs primarily related to rental expense due to new branch leases (including the new branches scheduled to open in the first quarter of 2007) and $1.0 million in other operating expenses primarily related to the amortization of core deposit intangible and non-compete contracts, and expenditures attributable to the growth of the Bank. The efficiency ratio was 60.2% and 47.0% for three-month periods ended December 31, 2006 and 2005, respectively. The increase in the efficiency ratio in the 2006 period was primarily related to the investments in: the new branches, the startup of iGObanking.com, and the business banking initiative. While we expect each of these to contribute to future revenues, they did not produce revenues sufficient to maintain last year’s efficiency ratio.

Net income for the three months ended December 31, 2006 was $5.0 million, a decrease of $0.7 million or 12.2%, as compared to $5.7 million for the three months ended December 31, 2005. Diluted earnings per share were $0.25 for the three month period ended December 31, 2006 and $0.32 for the comparable 2005 period.

Return on average equity was 9.4% for the three months ended December 31, 2006 compared to 13.4% for the three months ended December 31, 2005. Return on average assets was 0.7% for the three months ended December 31, 2006 compared to 1.0% for the three months ended December 31, 2005.

Earnings Summary - Year Ended December 31, 2006

Net interest income for the year ended December 31, 2006 was $67.7 million, a decrease of $0.5 million, or 0.7% from $68.2 million for the year ended December 31, 2005. An increase in the average balance of interest-earning assets of $330.9 million to $2,437.8 million was offset by a decrease in the net interest spread of 49 basis points to 2.54% for the year ended December 31, 2006 from 3.03% for the year ended December 31, 2005. The yield on interest-earning assets increased 21 basis points to 6.50% for the year ended December 31, 2006 from 6.29% in the year ended December 31, 2005. However, this was more than offset by an increase in the cost of funds of 70 basis points to 3.96% for the year ended December 31, 2006 from 3.26% for the prior year.

The increase in the yield of interest-earning assets is primarily due to an increase of $371.8 million in the average balance of the higher-yielding loan portfolio to $2,082.6 million, combined with a $51.9 million decrease in the average balance of the lower-yielding securities portfolios. The yield on the mortgage loan portfolio increased four basis points to 6.81% for the year ended December 31, 2006 from 6.77% for the year ended December 31, 2005. The yield on the mortgage loan portfolio, excluding prepayment penalty income, increased 10 basis points for the year ended December 31, 2006 compared to the year ended December 31, 2005. This increase is due to the average rate of 7.37% on new mortgage loans originated during the year ended December 31, 2006 being above the average rate on both the loan portfolio and loans that were paid-in-full during the year. In an effort to increase the yield on interest-earning assets, we continued to fund a portion of the growth in the higher-yielding mortgage loan portfolio through repayments received on the lower-yielding securities portfolio.

The increase in the cost of interest-bearing liabilities is primarily attributed to the Federal Reserve having raised the overnight interest rate at seventeen consecutive meetings through June 30, 2006. Although the overnight rate remained at 5.25% for both the third and fourth quarters of 2006, the prior increases have resulted in an increase in our cost of funds. The cost of certificate of deposits, savings accounts and money market accounts increased 77 basis points, 60 basis points and 147 basis points, respectively, for the year ended December 31, 2006 compared to the year ended December 31, 2005, resulting in an increase in the cost of due to depositors of 93 basis points for the year ended December 31, 2006 compared to the year ended December 31, 2005. The cost of borrowed funds also increased 40 basis points to 4.73% for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

The net interest margin decreased 46 basis points to 2.78% for the year ended December 31, 2006 from 3.24% for the year ended December 31, 2005. Excluding prepayment penalty income, the net interest margin would have been 2.63% and 3.04% for the years ended December 31, 2006 and 2005, respectively.

Non-interest income increased $3.1 million, or 47.4%, for the year ended December 31, 2006 to $9.8 million, as compared to $6.6 million for the year ended December 31, 2005. This was attributed to increases of: $0.8 million in loan fees, $0.5 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock, $0.4 million in BOLI dividends, $0.4 million in other income and $0.7 million increase due to last year’s loss on sale of securities due to a restructuring of the portfolio.

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Flushing Financial Corporation

January 30, 2007

Page Four

Non-interest expense was $42.7 million for the year ended December 31, 2006, an increase of $6.5 million, or 17.9%, from $36.3 million for the year ended December 31, 2005. The increase from the prior year is primarily attributed to increases of: $3.3 million in employee salary and benefit expenses related to additional employees for new branches, the business banking initiative, and the internet banking division, and the expensing of stock options, $1.4 million in occupancy and equipment costs primarily related to rental expense due to new branch leases (including the new branches scheduled to open in the first quarter of 2007) and $1.8 million in other operating expense primarily related to the amortization of core deposit intangible and non-compete contracts, and expenditures attributable to the growth of the Bank. The efficiency ratio was 55.2% and 48.0% for years ended December 31, 2006 and 2005, respectively. The increase in the efficiency ratio for 2006 was primarily related to the investments in: the new branches, the startup of iGObanking.com, and the business banking initiative. While we expect each of these to contribute to future revenues, they did not produce revenues sufficient to maintain last year’s efficiency ratio.

Net income for the year ended December 31, 2006 was $21.6 million, a decrease of $1.9 million, or 8.1%, as compared to $23.5 million for the year ended December 31, 2005. Diluted earnings per share were $1.14 for the year ended December 31, 2006 and $1.31 for the year ended December 31, 2005.

Return on average equity was 11.1% for the year ended December 31, 2006 compared to 14.3% for the year ended December 31, 2005. Return on average assets was 0.8% for the year ended December 31, 2006 compared to 1.1% for the year ended December 31, 2005.

Balance Sheet Summary

At December 31, 2006, total assets were $2,836.5 million, an increase of $483.3 million, or 20.5%, from $2,353.2 million at December 31, 2005, with $170.9 million of the increase attributed to the Atlantic Liberty acquisition. Total loans, net increased $442.9 million, or 23.5%, during the year ended December 31, 2006 to $2,324.7 million from $1,881.9 million at December 31, 2005, with the acquisition of Atlantic Liberty adding $116.2 million. At December 31, 2006, loans in process totaled $291.9 million, compared to $179.4 million at December 31, 2005.

The following table shows loan originations and purchases for the periods indicated.

	For the three months		For the year
	ended December 31,		ended December 31,
(In thousands)	2006	2005	2006	2005
Multi-family residential	$63,925	$37,047	$166,744	$223,074
Commercial real estate	40,522	22,347	153,891	103,090
One-to-four family – mixed-use property	39,845	36,333	154,456	186,700
One-to-four family – residential	5,045	2,453	13,911	13,186
Construction	15,386	11,063	75,087	46,414
Commercial business and other loans	15,973	5,736	71,494	26,196
Total	$180,696	$114,979	$635,583	$598,660

The above table includes loan purchased, with no loans purchased during the three months ended December 31, 2006 and $5.1 million during the year ended December 31, 2006. There was a loan purchased for $1.0 million during the three months and year ended December 31, 2005.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $3.1 million at December 31, 2006 compared to $2.5 million at December 31, 2005. Total non-performing assets as a percentage of total assets was 0.11% at December 31, 2006 as compared to 0.10% at December 31, 2005 and 0.04% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 226% at December 31, 2006, compared to 260% at December 31, 2005.

During the year ended December 31, 2006, mortgage-backed securities decreased $12.3 million to $288.9 million. This was the result of principal repayments, the sale of mortgage-backed securities of $30.8 million acquired in the Atlantic Liberty acquisition, and the purchase of new investments that better matched our investment objectives. Other securities increased $5.2 million to $41.7 million due to the purchase of a Treasury Bill, with the portfolio consisting of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

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Flushing Financial Corporation

January 30, 2007

Page Five

During 2006, the Bank purchased an additional $10.0 million of Bank Owned Life Insurance (“BOLI”). The Bank also acquired $2.4 million of BOLI through the merger. The Bank utilizes BOLI to fund a substantial portion of its employee benefit costs. The tax advantages of BOLI allow a return that is comparable to, or better than, other investments.

Total liabilities were $2,618.1 million at December 31, 2006, an increase of $441.4 million, or 20.3%, from December 31, 2005, with $144.4 million of the increase attributed to the Atlantic Liberty acquisition. During the year ended December 31, 2006, due to depositors increased $296.5 million to $1,744.4 million, with $105.3 million attributed to Atlantic Liberty. The deposit growth is primarily a result of an increase of $204.8 million in certificates of deposit, of which $113.6 million are brokered deposits, while core deposits increased $91.7 million. Borrowed funds increased $142.7 million. In addition, mortgagors’ escrow deposits increased $0.3 million during the year ended December 31, 2006.

Total stockholders’ equity increased $41.9 million, or 23.8%, to $218.4 million at December 31, 2006 from $176.5 million at December 31, 2005. This is primarily due to $26.6 million for the issuance of stock for the acquisition of Atlantic Liberty, net income of $21.6 million for the year ended December 31, 2006 and a $1.4 million cumulative adjustment related to the adoption of SFAS No. 123R, Share-Based Compensation, which were partially offset by $6.2 million in treasury shares purchased through the Company’s stock repurchase program, a $1.2 million adjustment as required by SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and $8.2 million of cash dividends declared and paid during the year ended December 31, 2006. The exercise of stock options increased stockholders’ equity by $4.4 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $10.34 at December 31, 2006, compared to $9.07 per share at December 31, 2005 and $8.35 per share at December 31, 2004.

Under its current stock repurchase program, the Company repurchased 374,600 shares during the year ended December 31, 2006, at a total cost of $6.2 million, or an average of $16.68 per share. At December 31, 2006, 400,050 shares remain to be repurchased under the current stock repurchase program. Through December 31, 2006, the Company had repurchased approximately 48.2% of the common shares issued in connection with the Company’s initial public offering at a cost of $118.0 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through thirteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County and its internet banking division, “iGObanking.com”.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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Flushing Financial Corporation	January 30, 2007 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and due from banks	$ 29,251	$ 26,754
Securities available for sale:
Mortgage-backed securities	288,851	301,194
Other securities	41,736	36,567
Loans:
Multi-family residential	870,912	788,071
Commercial real estate	519,552	399,081
One-to-four family - mixed-use property	588,092	477,775
One-to-four family - residential	161,889	134,641
Co-operative apartments	8,059	2,161
Construction	104,488	49,522
Small Business Administration	17,521	9,239
Commercial business and other	50,899	19,362
Net unamortized premiums and unearned loan fees	10,393	8,409
Allowance for loan losses	(7,057)	(6,385)
Net loans	2,324,748	1,881,876
Interest and dividends receivable	13,332	10,554
Bank premises and equipment, net	23,042	7,238
Federal Home Loan Bank of New York stock	36,160	29,622
Bank owned life insurance	40,516	26,526
Goodwill	14,818	3,905
Core deposit intangible	3,279	-
Other assets	20,788	28,972
Total assets	$ 2,836,521	$ 2,353,208

LIABILITIES
Due to depositors:
Non-interest bearing	$ 80,061	$ 58,678
Interest-bearing:
Certificate of deposit accounts	1,102,976	898,157
Savings accounts	262,980	273,753
Money market accounts	251,197	175,247
NOW accounts	47,181	42,029
Total interest-bearing deposits	1,664,334	1,389,186
Mortgagors' escrow deposits	19,755	19,423
Borrowed funds	608,513	510,810
Securities sold under agreements to repurchase	223,900	178,900
Other liabilities	21,543	19,744
Total liabilities	2,618,106	2,176,741

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,165,052 shares and 19,466,894 shares issued at December 31, 2006 and 2005, respectively; 21,131,274 shares and 19,465,844 shares outstanding at
December 31, 2006 and 2005, respectively)	212	195
Additional paid-in capital	71,079	39,635
Treasury stock (33,778 shares and 1,050 shares at December 31, 2006
and 2005, respectively)	(592)	(12)
Unearned compensation	(2,897)	(4,159)
Retained earnings	156,879	146,068
Accumulated other comprehensive loss, net of taxes	(6,266)	(5,260)
Total stockholders' equity	218,415	176,467

Total liabilities and stockholders' equity	$ 2,836,521	$ 2,353,208

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Flushing Financial Corporation	January 30, 2007 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2006	2005	2006	2005

Interest and dividend income
Interest and fees on loans	$39,053	$31,247	$142,090	$115,850
Interest and dividends on securities:
Interest	3,961	3,688	15,302	16,098
Dividends	83	130	320	374
Other interest income	56	74	672	117
Total interest and dividend income	43,153	35,139	158,384	132,439

Interest expense
Deposits	16,898	10,013	56,857	34,657
Other interest expense	9,351	8,090	33,823	29,572
Total interest expense	26,249	18,103	90,680	64,229

Net interest income	16,904	17,036	67,704	68,210
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	16,904	17,036	67,704	68,210

Non-interest income
Loan fee income	793	541	2,938	2,162
Banking services fee income	366	368	1,462	1,454
Net gain on sale of loans held for sale	32	41	550	583
Net gain on sale of loans	82	-	182	19
Net gain (loss) on sale of securities	-	(647)	81	(647)
Federal Home Loan Bank of New York stock dividends	501	395	1,695	1,163
Bank owned life insurance	441	275	1,553	1,127
Other income	402	209	1,334	786
Total non-interest income	2,617	1,182	9,795	6,647

Non-interest expense
Salaries and employee benefits	5,471	4,021	20,356	17,096
Occupancy and equipment	1,592	1,200	5,542	4,170
Professional services	1,271	1,269	4,170	4,489
Data processing	616	658	2,591	2,290
Depreciation and amortization	485	373	1,655	1,553
Other operating expenses	2,312	1,347	8,428	6,666
Total non-interest expense	11,747	8,868	42,742	36,264

Income before income taxes	7,774	9,350	34,757	38,593

Provision for income taxes
Federal	2,351	2,891	10,729	11,896
State and local	413	755	2,389	3,155
Total taxes	2,764	3,646	13,118	15,051

Net income	$5,010	$5,704	$21,639	$23,542

Basic earnings per share	$0.26	$0.32	$1.16	$1.34
Diluted earnings per share	$0.25	$0.32	$1.14	$1.31
Dividends per share	$0.11	$0.10	$0.44	$0.40

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Flushing Financial Corporation	January 30, 2007 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or for the three months				At or for the year
	ended December 31,				ended December 31,
	2006		2005		2006		2005
Per Share Data
Basic earnings per share	$0.26		$0.32		$1.16		$1.34
Diluted earnings per share	$0.25		$0.32		$1.14		$1.31
Average number of shares outstanding for:
Basic earnings per share computation	19,499,896		17,672,525		18,639,265		17,555,289
Diluted earnings per share computation	19,783,485		18,030,766		18,932,242		18,001,265
Book value per share (based on 21,131,274
and 19,465,844 shares outstanding at
December 31, 2006 and 2005, respectively)	$10.34		$9.07		$10.34		$9.07

Average Balances
Total loans, net	$2,273,606		$1,848,595		$2,082,645		$1,710,837
Total interest-earning assets	2,619,214		2,213,385		2,437,818		2,106,936
Total assets	2,767,937		2,315,364		2,563,724		2,207,662
Total due to depositors	1,671,469		1,327,618		1,545,553		1,261,819
Total interest-bearing liabilities	2,466,880		2,073,239		2,290,152		1,972,195
Stockholders' equity	214,175		169,866		194,236		164,951

Performance Ratios (1)
Return on average assets	0.72%		0.99%		0.84%		1.07%
Return on average equity	9.36		13.43		11.14		14.27
Yield on average interest-earning assets	6.59		6.35		6.50		6.29
Cost of average interest-bearing liabilities	4.26		3.49		3.96		3.26
Interest rate spread during period	2.33		2.86		2.54		3.03
Net interest margin	2.58		3.08		2.78		3.24
Non-interest expense to average assets	1.70		1.53		1.67		1.64
Efficiency ratio	60.18		47.01		55.21		48.03
Average interest-earning assets to average
interest-bearing liabilities	1.06	X	1.07	X	1.06	X	1.07	X

(1)	Ratios for the quarters ended December 31, 2006 and 2005 are presented on an annualized basis.

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Flushing Financial Corporation	January 30, 2007 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the	At or for the
	year ended	year ended
	December 31, 2006	December 31, 2005

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	6.91%	7.14%
Leverage and core capital (minimum requirement = 3%)	6.91	7.14
Total risk-based capital (minimum requirement = 8%)	10.99	12.12

Capital ratios:
Average equity to average assets	7.58%	7.47%
Equity to total assets	7.70	7.50

Asset quality:
Non-performing loans	$3,126	$2,452
Non-performing assets	3,126	2,452
Net charge-offs	81	148

Asset quality ratios:
Non-performing loans to gross loans	0.13%	0.13%
Non-performing assets to total assets	0.11	0.10
Allowance for loan losses to gross loans	0.30	0.34
Allowance for loan losses to non-performing assets	225.72	260.39
Allowance for loan losses to non-performing loans	225.72	260.39

Full-service customer facilities	12	9

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Flushing Financial Corporation	January 30, 2007 – Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months December 31,
	2006				2005
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Mortgage loans, net (1)	$2,210,587	$37,847	6.85%		$1,822,156	$30,764	6.75%
Other loans, net (1)	63,019	1,206	7.65		26,439	483	7.31
Total loans, net	2,273,606	39,053	6.87		1,848,595	31,247	6.76
Mortgage-backed securities	302,956	3,577	4.72		318,477	3,386	4.25
Other securities	37,786	467	4.94		38,590	432	4.48
Total securities	340,742	4,044	4.75		357,067	3,818	4.28
Interest-earning deposits and
federal funds sold	4,866	56	4.60		7,723	74	3.83
Total interest-earning assets	2,619,214	43,153	6.59		2,213,385	35,139	6.35
Other assets	148,723				101,979
Total assets	$2,767,937				$2,315,364

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$263,997	1,067	1.62		$271,482	938	1.38
NOW accounts	45,550	51	0.45		39,878	51	0.51
Money market accounts	267,179	2,756	4.13		190,357	1,178	2.48
Certificate of deposit accounts	1,094,743	13,006	4.75		825,901	7,831	3.79
Total due to depositors	1,671,469	16,880	4.04		1,327,618	9,998	3.01
Mortgagors' escrow accounts	30,646	18	0.23		29,474	15	0.20
Total interest-bearing deposits	1,702,115	16,898	3.97		1,357,092	10,013	2.95
Borrowed funds	764,765	9,351	4.89		716,147	8,090	4.52
Total interest-bearing liabilities	2,466,880	26,249	4.26		2,073,239	18,103	3.49
Non interest-bearing deposits	65,514				53,335
Other liabilities	21,368				18,924
Total liabilities	2,553,762				2,145,498
Equity	214,175				169,866
Total liabilities and equity	$2,767,937				$2,315,364

Net interest income /
net interest rate spread		$16,904	2.33%			$17,036	2.86%

Net interest-earning assets /
net interest margin	$152,334		2.58%		$140,146		3.08%

Ratio of interest-earning assets to
interest-bearing liabilities			1.06	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million and $1.1 million for the three-month periods ended December 31, 2006 and 2005, respectively.

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Flushing Financial Corporation	January 30, 2007 – Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the year ended December 31,
	2006				2005
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Mortgage loans, net (1)	$2,035,145	$138,524	6.81%		$1,687,701	$114,319	6.77%
Other loans, net (1)	47,500	3,566	7.51		23,136	1,531	6.62
Total loans, net	2,082,645	142,090	6.82		1,710,837	115,850	6.77
Mortgage-backed securities	302,527	13,865	4.58		353,364	14,949	4.23
Other securities	38,113	1,757	4.61		39,149	1,523	3.89
Total securities	340,640	15,622	4.59		392,513	16,472	4.20
Interest-earning deposits and
federal funds sold	14,533	672	4.62		3,586	117	3.26
Total interest-earning assets	2,437,818	158,384	6.50		2,106,936	132,439	6.29
Other assets	125,906				100,726
Total assets	$2,563,724				$2,207,662

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$265,421	4,031	1.52		$241,121	2,225	0.92
NOW accounts	43,052	202	0.47		43,133	216	0.50
Money market accounts	235,642	8,804	3.74		228,818	5,199	2.27
Certificate of deposit accounts	1,001,438	43,757	4.37		748,747	26,960	3.60
Total due to depositors	1,545,553	56,794	3.67		1,261,819	34,600	2.74
Mortgagors' escrow accounts	29,275	63	0.22		27,337	57	0.21
Total interest-bearing deposits	1,574,828	56,857	3.61		1,289,156	34,657	2.69
Borrowed funds	715,324	33,823	4.73		683,039	29,572	4.33
Total interest-bearing liabilities	2,290,152	90,680	3.96		1,972,195	64,229	3.26
Non interest-bearing deposits	60,991				52,017
Other liabilities	18,345				18,499
Total liabilities	2,369,488				2,042,711
Equity	194,236				164,951
Total liabilities and equity	$2,563,724				$2,207,662

Net interest income /
net interest rate spread		$67,704	2.54%			$68,210	3.03%

Net interest-earning assets /
net interest margin	$147,666		2.78%		$134,741		3.24%

Ratio of interest-earning assets to
interest-bearing liabilities			1.06	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.8 million and $4.2 million for the years ended December 31, 2006 and 2005, respectively.

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